EXHIBIT 10.1

ESCROW AGREEMENT

This ESCROW AGREEMENT dated                         , 2008 (this “Escrow Agreement”), is by and among Certified Diabetic Services, Inc., a Delaware corporation with a mailing address of 3030 Horseshoe Drive South, Suite 200, Naples, Florida 34104 (“CDIP”); Andover Medical, Inc., a Delaware corporation with a mailing address of 510 Turnpike Street, Suite 204, N. Andover, Massachusetts 01845 (“Andover,” collectively with CDIP, the “Target Companies” and sometimes each individually referred to as a “Target Company”); Medical Solutions Management Inc., a Nevada corporation with a mailing address of 237 Cedar Hill Street, Marlboro, Massachusetts 01752 (“MSMT”); and Continental Stock Transfer & Trust Company, as escrow agent with a mailing address of 17 Battery Place, 8th Floor, New York, New 10004 (the “Escrow Agent”).  MSMT and the Target Companies are each sometimes referred to individually as a “Constituent Company” and collectively as the “Constituent Companies.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan of Reorganization (as defined below).

BACKGROUND

The Constituent Companies have executed that certain Asset Purchase Agreement and Plan of Reorganization dated as of July [*], 2008 (the “Plan of Reorganization”) pursuant to which MSMT will issue shares of its capital stock to each Target Company in exchange for substantially all of the assets of each Target Company.  Pursuant to Section 1.7 of the Plan of Reorganization, MSMT has agreed to issue shares of MSMT Common Stock equal to eight percent (8%) of the issued and outstanding shares of MSMT Common Stock (calculated immediately following the Closing of the Plan of Reorganization and after giving effect to the conversion or exercise of all outstanding shares of MSMT Preferred Stock and all convertible debentures of MSMT which are convertible into shares of MSMT Common Stock, but excluding any shares of MSMT Common Stock issuable upon the exercise of warrants or options of MSMT) (collectively, the “Escrow Shares”) to the Escrow Agent to be distributed to the preferred and common stockholders of record of each Target Company existing on the Closing Date based upon the respective performances of the Target Companies in achieving revenue and earnings targets during the fiscal year ended December 31, 2008.

Contemporaneous with the execution of this Escrow Agreement, the Escrow Shares, represented by share certificate [      ], along with a stock power in a form sufficient to cause a transfer/distribution of the Escrow Shares if properly presented to MSMT’s stock transfer agent, have been delivered to and deposited with the Escrow Agent to be held and disbursed in accordance with the terms and conditions set forth in this Escrow Agreement.  Each Target Company has, in turn, delivered to the Escrow Agent a list of the preferred and common stockholders of record of each Target Company as of the close of business on the Closing Date (each, a “Shareholder List,” and collectively, the “Shareholder Lists,” and the shareholders named on such Shareholder Lists being referred to herein as the “Shareholders”).

The Escrow Agent has agreed to serve as escrow agent and to hold the Escrow Shares in accordance with the terms and conditions hereinafter set forth.  Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties, intending to be bound legally, agree as follows:

OPERATIVE PROVISIONS

1.                                      Establishment of Escrow.  Simultaneously with the execution and delivery of this Escrow Agreement, MSMT shall deliver the Escrow Shares and each Target Company shall deliver its Shareholder List to the Escrow Agent, which Escrow Shares shall be held and disbursed by the Escrow Agent as hereinafter set forth.  All dividends and other distributions, if any (collectively, the “Earnings”) with respect to the Escrow Shares earned while the Escrow Shares are in escrow pursuant to this Escrow Agreement shall also be held in escrow pursuant to the terms of this Escrow Agreement and distributed with the Escrow Shares as set forth herein.

2.                                      Receipt.  The Escrow Agent hereby acknowledges receipt of and accepts the Escrow Shares and the Shareholder Lists in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof.

3.                                      Earnings, Ownership for Tax Purposes.  All Earnings on the Escrow Shares shall be allocated and distributed upon distribution of the Escrow Shares as provided for under Section 4 hereof.  For purposes of U.S. federal and other taxes based on income, the party to whom the Escrow Shares are distributed will be treated as the owner of the Escrow Shares and will report all Earnings, if any, that are earned on, or derived from, the Escrow Shares as its income, in the taxable year or years in which such income is distributed and properly includible and pay any taxes attributed thereto as may be required by law.

4.                                      Distribution of the Escrow Shares.  The Escrow Shares shall be distributed as follows:

a.                                   Preparation of Pro-forma Income Statement.  Within ten (10) Business Days after MSMT’s receipt from its independent public accountants (the “Auditor”) of the audited financial statements of MSMT and its subsidiaries for the fiscal year ended December 31, 2008, the Chief Financial Officer or other senior finance officer of MSMT (herein, the “CFO”) shall prepare and deliver to the representatives of the stockholders of CDIP and Andover designated on Schedule 4(a) (each, a “Representative” and collectively, the “Representatives”), a pro-forma condensed income statement of MSMT for the fiscal year ended December 31, 2008, which shall be prepared in accordance with GAAP and reflect the consolidated operations of each of the MSMT Subsidiaries, the CDIP Subsidiaries and the Andover Subsidiaries, as if the Reorganization had occurred effective as of January 1, 2008 (the “Pro-forma Income Statement”).  The Pro-forma Income Statement shall be presented in columnar form showing (i) the condensed income statements of each Constituent Company for the fiscal year ended December 31, 2008; (ii) any pro-forma adjustments; and (iii) the pro-forma results.  The Pro-forma Income Statement shall not include actual or allocated costs for the Constituent Companies relating to expenses directly attributable to the Reorganization.

b.                                      Review of Pro-forma Income Statement.  The Representatives shall have ten (10) Business Days from the date on which the Pro-forma Income Statement is delivered to them by the CFO (the “Review Period”) to review such statement.  If any Representative disagrees with any item or amount shown or reflected in the Pro-forma Income Statement, the Representative may, on or prior to the last day of the Review Period, deliver a notice to the CFO (and copies to the other Representatives) setting forth, in reasonable detail, each disputed item or amount and the basis for the Representative’s disagreement therewith, together with supporting calculations (each, a “Dispute Notice”).  If no Dispute Notice is received by the CFO on or prior to the last day of the Review Period, the Pro-forma Income Statement shall be deemed accepted by the Representatives.  If, however, the CFO and the Representatives shall not have resolved all of the issues set forth in the Dispute Notice(s), if any, within ten (10) Business Days after the conclusion of the Review Period, the parties will engage the Auditor to resolve any such disputed matters in accordance with the terms of this Escrow Agreement.  The Auditor shall act as an arbitrator to determine, based solely on presentations by the CFO and each Representative, and not by independent review, only those items still in dispute (including any dispute regarding the exclusion of costs pursuant to the last sentence of Section 4(a) hereof), which items shall be submitted to the Auditor.  The Auditor’s determination shall be made within ten (10) Business Days after the submission of the items remaining in dispute under the Dispute Notice(s), and shall set forth in a report the Auditor’s determination with respect to each of the disputed items specified in the Dispute Notice(s), and the revisions, if any, to be made to the Pro-forma Income Statement, together with supporting calculations.  The conclusions of the Auditor shall be conclusive and binding on all parties in the absence of manifest error.  The Pro-forma Income Statement approved in accordance with this Section 4(b) shall be referred to as the “Approved Pro-forma Income Statement.”

c.                                       Allocation of Escrow Shares and Delivery of Final Distribution Instructions to Escrow Agent.  Based upon the Approved Pro-forma Income Statement, the Escrow Shares will be distributed as follows:

(i)                                     fifty percent (50%) of the Escrow Shares shall be allocated to the shareholders of the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated revenues as reflected in the Approved Pro-forma Income Statement; and

(ii)                                  fifty percent (50%) of the Escrow Shares shall be allocated to the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated EBITDA as reflected in and derived from the Approved Pro-forma Income Statement; provided, however, in the event that only one Target Company’s respective subsidiaries’ contributions to EBITDA is greater than zero ($0.00), then the Shareholders of such Target Company shall be allocated all Escrow Shares available for allocation pursuant to this Section 4(c)(ii); and in the event that none of the Target Companies’ respective subsidiaries’ contributions to EBITDA is greater than zero ($0.00), then the Escrow Shares available for distribution shall be allocated in accordance with Section 4(c)(i) hereof.  For purposes of this Escrow Agreement, the term “EBITDA” shall mean and be calculated as follows: net income, plus (A) depreciation, amortization, and all other non-cash charges that were deducted in arriving at net income for such period; (B) provisions for taxes based on income that were deducted in arriving at net income for such period, (C) interest expense; (D) all public company costs such as audit fees, SEC filing fees (including attorney and auditor reviews and printing expenses), directors and officers’ insurance and investor relations expenses; and (E) actual or allocated costs for the Constituent Companies relating to expenses directly attributable to the Reorganization.

Schedule 4(c) contains an example of the distributions contemplated by this Section 4.

The Representatives and the CFO shall jointly execute and deliver final distribution instructions (the “Final Distribution Instructions”) to the Escrow Agent within five (5) Business Days after the finalization of the Approved Pro-forma Income Statement.  The Final Distribution Instructions will include (i) instructions signed by the two Representatives and the CFO stating the number of Escrow Shares to be allocated to the Shareholders of each of the two Target Companies, and (ii) with respect to each Target Company whose Shareholders are to be allocated Escrow Shares, instructions signed by such Target Company’s Representative, stating the number of Escrow Shares to be distributed to each Shareholder appearing on such Target Company’s Shareholder List and instructing the Escrow Agent to return to MSMT for retirement the balance of the Escrow Shares remaining after such distribution.  No fraction of an Escrow Share will be distributed to the Shareholders of the Target Companies.  In lieu thereof, the Representatives of the Target Companies shall round down any fractional shares otherwise distributable to such Shareholders to the nearest whole number of Escrow Shares and instruct the Escrow Agent to return to MSMT for retirement any Escrow Shares remaining after distribution to its respective Shareholder List.

d.                                      Distribution of Escrow Shares.  Upon receipt by the Escrow Agent of Final Distribution Instructions, the Escrow Agent shall distribute the Escrow Shares in accordance with the Final Distribution Instructions to the Shareholders of the Target Companies as set forth in the Final Distribution Instructions.

5.                                       Rights and Limitations Upon Duty of Escrow Agent:  The Escrow Agent:

a.                                        shall not be responsible in any manner for the validity, correctness or sufficiency of any document or instrument received by or made available to it, in its capacity as Escrow Agent hereunder; nor for the status or failure of any investment into which subscription deposits have been placed with the approval of the remaining parties.

b.                                       shall be entitled to act upon any written certificate, statement, notice, demand, request, consent, agreement or other instrument whatever, not only in reliance upon its due execution and the validity and effectiveness of its provisions, but also as to the accuracy and completeness of any information therein contained, which the Escrow Agent shall in good faith believe to be genuine and to have been signed or presented by any authorized person.

c.                                        shall be entitled to request and receive from any party hereto such documents in addition to those provided for herein as the Escrow Agent may deem necessary to resolve any questions of fact involved in the administration of its duties hereunder.

d.                                       may, at the expense of the remaining parties, consult independent counsel of its choice in respect to any question relating to its duties or responsibilities under this Escrow

Agreement, and shall not be liable for any action taken or omitted in good faith on advice of such counsel.

e.                                        shall be under no obligation to advance any monetary sum in connection with the maintenance or administration of this Escrow Agreement, to institute or defend any action, suit or legal proceeding in connection herewith, or to take any other action likely to involve the Escrow Agent in expense, unless first indemnified by the remaining parties to the Escrow Agent’s satisfaction.

f.                                          shall not be bound by any amendment to this Escrow Agreement or by any other such amendment or agreement unless the same shall have been executed by the Escrow Agent.

g.                                       shall have only such duties and responsibilities as are expressly set forth in this Escrow Agreement, together with a general fiduciary duty of reasonable diligence in the performance of its obligations hereunder.

h.                                       may resign and be discharged from its duties hereunder at any time by furnishing notice of such intended resignation to the remaining parties, specifying a date when such resignation shall take effect (which date shall be no fewer than fifteen (15) days after the date of mailing or other delivery of such notice) and furnishing to the remaining parties, on or prior to such date, a final accounting of all financial activity within the escrow account from the date of the Escrow Agent’s appointment until the date of such resignation (the “Accounting”).  Upon receipt of such notice, the remaining parties shall appoint a successor escrow agent, such successor to become Escrow Agent hereunder upon the resignation date specified in the subject notice or, if later, upon the Escrow Agent’s presentation of the Accounting.  If the remaining parties are unable to agree upon the identity of a successor escrow agent within fifteen (15) days after the date of such notice, the Escrow Agent shall be entitled to appoint its own successor and shall continue to act in its fiduciary capacity until its successor accepts the escrow by notice to the parties hereto and takes possession of the Escrow Shares.  If the Escrow Agent is unable, despite the use of its best efforts, to obtain the services of a successor, it may petition a court of competent jurisdiction for an appointment effecting such an appointment or providing another remedy, and, pending entry, may deposit the Escrow Shares then within its possession in the registry of the court, together with the Accounting (prepared, in such event, through the end of the business day immediately preceding such a deposit).  The remaining parties may at any time agree to substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting.

i.                                           shall be indemnified and held harmless by MSMT against any and all liabilities incurred by it hereunder (including all costs, expenses and fees incurred in defending any legal action or administrative proceeding or in resisting any claim), except for those resulting from its own willful misconduct or gross negligence.

j.                                           may, if it becomes uncertain concerning its rights and responsibilities with respect to the escrow or receives instructions with respect to the Escrow Shares that it believes to be in conflict with this Escrow Agreement or is advised that a dispute has arisen with respect to the Escrow Shares, without liability refrain from taking any action other than to use its best efforts to safeguard the Escrow Shares until it is directed otherwise in a writing signed by the remaining parties or by an order of a court of competent jurisdiction.  The Escrow Agent is not obligated to institute or defend any legal proceedings, although it may, in its sole discretion and at the remaining parties’ expense, institute or defend such proceedings (including proceedings seeking a declaratory judgment), join interested parties and deposit the Escrow Shares in the registry of the court.

6.                                      Voting of Escrow Shares.  Until the termination of this Escrow Agreement, each Shareholder named on a Shareholder List of any Target Company shall have the right to vote that number of Escrow Shares set forth by such Shareholder’s name on the Shareholders Lists as the record holder of such Escrow Shares.  Voting of the Escrow Shares shall be allocated (a) among the Shareholders of the two Target Companies as though all of the Escrow Shares were distributed upon the Closing Date with CDIP shareholders receiving 56.25% of the Escrow Shares and Andover shareholders receiving 43.75% of the Escrow Shares, and (b) among the Shareholders of any one Target Company in accordance with the pro rata shareholdings of such Target Company’s common stock (voting on an as-converted basis and after giving effect to the conversion or exercise of all outstanding shares of preferred stock reflected on the Shareholder Lists).

7.                                      Termination.  This Escrow Agreement shall terminate upon the completion of the distribution of the Escrow Shares and the Earnings, if any, in accordance with Section 4 of this Escrow Agreement, or upon mutual written agreement of the parties hereto.

8.                                       Miscellaneous.

a.                                        Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 7.3 of the Plan of Reorganization.  Any notice to the Escrow Agent shall be addressed as follows:                                                           .

b.                                       Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Escrow Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

c.                                        Counterparts.  This Escrow Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

d.                                       Entire Agreement.  This Escrow Agreement, together with the Plan of Reorganization, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

e.                                        Governing Law; Jurisdiction and Venue.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each Constituent Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Escrow Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

[Signatures on following page]

ANDOVER MEDICAL, INC.		CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
	Edwin A. Reilly, Chief Executive Officer	By:

CERTIFIED DIABETIC SERVICES, INC.

By:
Lowell M. Fisher, Jr., Chief Executive Officer

MEDICAL SOLUTIONS MANAGEMENT INC.

By:
Marshall Sterman,
Chairman of the Board of Directors

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Schedule 4(a)

Representatives

Andover Medical, Inc.	Edwin A. Reilly

Certified Diabetic Services, Inc.	Lowell M. Fisher, Jr.

Schedule 4(c)

Agreement on Distribution of Escrow Shares

1.     Fifty percent (50%) of the Escrow Shares shall be allocated to the shareholders of the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated revenues as reflected in the Approved Pro-forma Income Statement; and

2.     Fifty percent (50%) of the Escrow Shares shall be allocated to the Target Companies based on each Target Company’s respective subsidiaries’ contributions to the consolidated EBITDA as reflected in and derived from the Approved Pro-forma Income Statement.

3.     Example:

	Revenues	% of Revenues
CDIP	$14.0	45.6%
MSMT	$6.7	21.8%
Andover	$10.0	32.6%
TOTAL	$30.7	100%

	EBITDA	% of EBITDA

CDIP	$1.4	64%
MSMT	$0.0	0.0%
Andover	$0.80	36%
TOTAL	$2.2	100%

DISTRIBUTION OF ESCROW SHARES BASED ON ACTUAL PERFORMANCE

	Revenues	% of Revenues	Escrow Shares Allocable to Revenue
CDIP	$14.0	58.3%	2.33%
Andover	$10.0	41.7%	1.67%
TOTAL	$24.0	100%	4.00%

	EBITDA	% of EBITDA	Escrow Shares Allocable to EBITDA
CDIP	$1.40	64%	2.55%
Andover	$0.80	36%	1.45%
TOTAL	$2.2	100%	4.00%

TOTAL DISTRIBUTIONS

	Revenues	EBITDA	TOTAL
CDIP	2.33%	2.56%	4.89%
MSMT	0.00%	0.00%	0.00%
Andover	1.67%	1.44%	3.11%
TOTAL	4.00%	4.00%	8.00%